EXHIBIT 10.4

Terms of Employment Arrangement
between Bay National Bank
and Mark A. Semanie

Mr. Semanie is employed on an at will basis at a rate of pay of $200,000 as of January 1, 2008. Mr. Semanie is also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and is entitled to all benefits available to full time employees of Bay National Bank.

The Compensation Committee of the Board of Directors of the Bank approved discretionary bonuses to Mr. Semanie of $60,000 in December 2005, $72,000 in December 2006 and $10,000 in December 2007, respectively. These bonuses were paid in the subsequent calendar year.